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                                  EXHIBIT 21

Mail-Well, Inc. and its subsidiaries

        1.      Mail-Well I Corporation and its subsidiaries

                a.      Pavey Envelope & Tag Corporation

                b.      Wisco Envelope Corporation and its subsidiaries

                        1)      Wisco II, L.L.C.

                        2)      Wisco III, L.L.C.

                c.      Mail-Well Canada Holdings, Inc. and its subsidiary

                        1)      Supremex, Inc. and its subsidiaries

                                a)      PNG, Inc.

                                b)      Innova Envelope, Inc.

                                c)      Classic Envelope, Ltd. (75% owned)

                d.      Mail-Well West, Inc.

                e.      Graphic Arts Center, Inc. and its subsidiary

                        1)      Shepard Poorman Communications Corporation

                f.      Mail-Well Trade Receivables Corp.